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                                                                   Exhibit 10.71
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                                PROMISSORY NOTE

                                                                Effective as of

                                                                December 4, 1996

          FOR VALUE RECEIVED, Nicholas L. Ribis ("Ribis") hereby promises to pay to the order of Trump Hotels & Casino Resorts Holdings, L.P., a Delaware limited partnership ("Holdings"), at 2500 Boardwalk, Atlantic City, New Jersey 08401, or at such address as Holdings or the holder of this Note shall have given to Ribis, the principal sum of One Million Four Hundred Thousand ($1,400,000) Dollars on the earliest of (i) December 31, 1997, (ii) immediately upon a termination of Ribis's employment pursuant to Section 11(c) or (f) of that certain Employment Agreement, dated as of June 12, 1995, by and among Ribis, Holdings and Trump Hotels & Casino Resorts, Inc. (the "Agreement"), or (iii) immediately upon a breach by Ribis of Section 12 of the Agreement (the "Maturity Date"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

          Ribis also promises to pay interest on the unpaid principal balance of this Note at such address, at the rate of 7.75% per annum (computed on the basis of a 360-day year) until payment of the principal amount hereof has been made, such interest to accrue from the date hereof and to be payable on the Maturity Date.

          No later than five business days following the sale by Ribis of any of the Stock issued under Section 6(b) or 6(c) of the Agreement, Ribis shall repay such portion, if any, of the unpaid principal and accrued interest of this Note as equals the proportion that the number of shares of Stock being sold bears to the number of shares of Stock originally issued to Ribis in connection with this Note (as each number may be adjusted in accordance with the procedure set forth in Section 13 of the 1995 Stock Plan).

          Any payments of principal and/or interest shall be made in such currency of the United States that at the time of payment shall be legal tender for the payment of public and private debts.

          This Note may be prepaid in whole or in part at any time and from time to time without penalty or premium. Any prepayment of this Note shall be applied first to the payment of interest accrued and unpaid on this Note and second to the payment of principal.
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          Ribis hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

          This Note shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such State and shall be binding upon the heirs or legal representatives of Ribis and shall inure to the benefit of the successors and assigns of Holdings.

          IN WITNESS WHEREOF, Ribis has executed and delivered this Note as of the date hereinabove first written.


/s/  Nicholas L. Ribis
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     Nicholas L. Ribis

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